Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-238128) and related Prospectus of Clearside Biomedical, Inc. for the registration of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated March 13, 2020, with respect to the financial statements of Clearside Biomedical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 18, 2020